UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   XFONE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    98414Y109
                                 (CUSIP Number)

                                 JANUARY 2, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 98414Y109                                     13G/A                             Page 2 of 6 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 1,631,529
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 468,535
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            1,602,187
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           1,000,986
------------------- ----- --------------------------------------------- ----------------------------------------------
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9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,603,173
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                   15.71 %
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------




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CUSIP No. 98414Y109                                      13G/A                             Page 3 of 6 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a) Name of Issuer: XFONE, INC.


                                                             2506 LAKELAND DRIVE, SUITE 100
        (b) Address of Issuer's Principal Executive Offices: FLOWOOD, MS 39232

ITEM 2.
        (a)  Name of Person Filing:
                                     NEIL GAGNON

        (b) Address of Principal Business Office or, if none, Residence:
                                                      1370 AVE. OF THE AMERICAS,
                                                      SUITE 2400
                                                      NEW YORK, NY 10019
        (c) Citizenship:
                                      US

        (d) Title of Class of Securities:
                                      COMMON STOCK

        (e) CUSIP Number:             98414Y109



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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                (ii) (E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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CUSIP No. 98414Y109                                      13G/A                             Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   As of January 2, 2008, Neil Gagnon
                                   beneficially owned 2,603,173 shares of Common
                                   Stock of Xfone, Inc., which amount includes
                                   (i) 502,500 shares beneficially owned by Mr.
                                   Gagnon over which he has sole voting power
                                   and sole dispositive power; (ii) 9,735 shares
                                   beneficially owned by Mr. Gagnon over which
                                   he has sole voting and shared dispositive
                                   power; (iii) 16,831 shares beneficially owned
                                   by Mr. Gagnon and Lois Gagnon, Mr. Gagnon's
                                   wife as Joint Tenants with Rights of
                                   Survivorship, over which he has shared voting
                                   power and shared dispositive power; (iv)
                                   295,000 shares beneficially owned by Mrs.
                                   Gagnon, over which he has shared voting power
                                   and shared dispositive power; (v) 66,035
                                   shares held by the Lois E. and Neil E. Gagnon
                                   Foundation (the "Foundation"), of which Mr.
  (a) Amount beneficially owned:   Gagnon is a trustee and over which he has
                                   shared voting power and shared dispositive power; (vi) 107,500 shares held by the Gagnon
                                   Family Limited Partnership (the
                                   "Partnership") of which Mr. Gagnon is a
                                   partner and over which he has shared voting power and shared dispositive power; (vii)
                                   91,426 shares held by the Gagnon
                                   Grandchildren Trust (the "Trust") over which
                                   Mr. Gagnon has shared dispositive power but no voting power; (viii) 1,093,787 shares held by three hedge funds (collectively, the "Funds"), of which Mr. Gagnon is either the principal executive officer of the manager or the managing member of a member of the general partner or the managing member and over which he has sole dispositive power and sole voting power; (ix) 5,900 shares held by the Gagnon Securities LLC Profit Sharing Plan and Trust (the "Plan") of which Mr. Gagnon is a Trustee and over which Mr. Gagnon has sole dispositive power and sole voting power; (x)
                                   2,776 shares held by the Plan over which Mr.
                                   Gagnon has shared dispositive power and sole voting power; and (xi) 411,683 shares held for certain customers of Gagnon Securities
                                   LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.



                                   15.71% beneficially owned by Mr. Gagnon.
                                   Calculation of percentage of beneficial
                                   ownership is based on the sum of (i)
                                   13,467,928 shares of Issuer's Common Stock
    (b) Percent of class:          outstanding; (ii) 2,600,000 shares of
                                   Issuer's Common Stock; and (iii) 500,000 warrants of the Issuer, each as reported by the Issuer on its Form 8-K filed on December
                                   13, 2007.



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CUSIP No. 98414Y109                                      13G/A                             Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote:
                                                                                                             1,631,529
                   (ii) Shared power to vote or to direct the vote:
                                                                                                               468,535
                  (iii) Sole power to dispose or to direct the disposition
                            of:                                                                              1,602,187
                   (iv)     Shared  power to dispose or to direct the  disposition
                            of:                                                                              1,000,986

ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not be deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common Stock of the Issuer.


ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 98414Y109                                      13G/A                            Page 6 of 6 Pages
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


JANUARY 14, 2007
Date
/S/ NEIL GAGNON
---------------
Signature

NEIL GAGNON
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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